UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2007

Network Equipment Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10255	94-2904044
(State of incorporation)	(Commission File Number)	(IRS Employer ID No.)

6900 Paseo Padre Parkway, Fremont, California 94555 ph: (510) 713-7300

(Address of principal executive offices, including zip code, and telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 18, 2007, we entered into an indenture and a registration rights agreement in connection with our issuance of 3.75% Convertible Senior Notes due 2014. See the disclosure under Item 2.03 of this report.

Item 2.03.	Creation of a Direct Financial Obligation

On December 18, 2007, we completed the sale of $85 million aggregate principal amount of 3.75% Convertible Senior Notes due 2014 to Bear, Stearns & Co., Inc. as the initial purchaser of the notes (the “Initial Purchaser”) pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act), under a purchase agreement that we entered into on December 12, 2007. The net proceeds from the offering, after deducting the Initial Purchaser’s discounts, commissions and expenses, are expected to be approximately $82 million. In addition, we granted the initial purchaser the option to purchase up to an additional $20 million aggregate principal amount of the notes. We expect to use the net proceeds of this offering for working capital and general corporate purposes, which may include capital expenditures and potential acquisitions. The notes were offered by the initial purchaser solely to certain qualified institutional buyers pursuant to Rule 144A of the Securities Act, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The Company relied on the exemptions from registration described above based in part on representations made by the Initial Purchaser in the Purchase Agreement.

The notes were issued pursuant to the terms of the Indenture, dated December 18, 2007, between Network Equipment Technologies, Inc. and U.S. Bank National Association, as trustee. The notes mature on December 15, 2014 and bear interest at an annual rate of 3.75%.

Ranking. The notes will be our unsecured senior obligations, ranking:

•	equal in right of payment to all of our existing and future senior indebtedness; and

•	senior in right of payment to any of our existing and future subordinated indebtedness.

The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to the claims of all existing and future indebtedness and other liabilities of our subsidiaries.

Conversion Rights. The notes may be converted by the holder, at its option, into shares of our common stock initially at a conversion rate of 73.3689 shares of common stock per $1,000 principal amount, which is equivalent to an initial conversion price of approximately $13.63 per share of common stock (subject to adjustment in certain events as described in the Indenture), at any time prior to 5:00 p.m. New York City time on December 15, 2014, unless we have previously repurchased the notes. If a holder elects to convert its notes in connection with certain fundamental changes, we will in certain circumstances increase the conversion rate by a number of additional shares of common stock upon conversion. Upon conversion, a holder generally will not receive any cash payment representing accrued and unpaid interest, if any.

Redemption. The notes are not redeemable by us prior to the stated maturity.

Fundamental Change. Upon the occurrence of certain fundamental changes, including without limitation, the acquisition of voting control of our company, our liquidation or dissolution, or our common stock ceasing to be traded on a U.S. national securities exchange, a holder may require us to purchase for cash all or any part of its notes at a purchase price equal to 100% of the principal amount plus any accrued and unpaid interest (including additional interest, if any) up until, but not including, the fundamental change purchase date.

Registration Rights. We have agreed to file with the SEC within 90 calendar days after the original issuance of the notes, and to use our reasonable best efforts to cause to become effective within 180 calendar days after the original issuance of the notes, a shelf registration statement with respect to the resale of the notes and the common stock issuable upon conversion of the notes. If we fail to effect a registration in the manner and within the time periods required under the registration rights agreement, we will be required to pay additional interest on the notes.

Copies of the Indenture and related form of note and the Registration Rights Agreement are filed as Exhibits 4.4 and 4.5, respectively, to this report and the description of the terms of such documents in this Item 2.03 is qualified in its entirety by reference to such exhibit.

The Initial Purchaser and certain of its affiliates have from time to time performed, and may in the future perform, various financial advisory, investment banking and other financial services for us and our affiliates, for which we have paid, and intend to pay, customary fees.

Item 3.02.	Unregistered Sales of Equity Securities

See the disclosure under Item 2.03 of this report.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

4.4	Indenture, dated as of December 18, 2007, between Network Equipment Technologies, Inc. and U.S. Bank National Association, as trustee, with related form of 3.75% Senior Convertible Note due 2014.

4.5	Registration Rights Agreement, dated as of December 18, 2007, between Network Equipment Technologies, Inc. and Bear, Stearns & Co. Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Network Equipment Technologies, Inc.

Date:	December 19, 2007	By:	/s/ FRANK SLATTERY
		Name:	Frank Slattery
		Title:	Vice President and General Counsel

EXHIBIT INDEX

4.4	Indenture, dated as of December 18, 2007, between Network Equipment Technologies, Inc. and U.S. Bank National Association, as trustee, with related form of 3.75% Senior Convertible Note due 2014.

4.5	Registration Rights Agreement, dated as of December 18, 2007, between Network Equipment Technologies, Inc. and Bear, Stearns & Co. Inc.